Exhibit 21.1

Material Subsidiaries of American Achievement Corporation

Commemorative Brands, Inc.

CBI North America, Inc.

Educational Communications, Inc.

Taylor Senior Holding Corp.

Taylor Publishing Company

TP Holding Corp.

Taylor Publishing Manufacturing, L.P.

Taylor Manufacturing Holdings, LLC